Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	June 25, 2008
BUTLER NATIONAL SUBMITS GAMING PRIVILEGE FEE TO STATE OF KANSAS

Olathe, Kansas June 25, 2008 - Butler National Corporation (OTC Bulletin Board "BUKS") reports its subsidiary Butler National Service Corporation, a recognized provider of professional management services in the gaming industry, deposited its $5.5 Million Privilege Fee with the State of Kansas in support of its application to manage the Dodge City Destination Casino.

Butler National is proposing to manage the Boot Hill Casino and Resort, a destination located in Dodge City within the Southwest Gaming Zone. Butler National plans to present its proposal to the Lottery Gaming Facility Review Board in Dodge City on July 31, 2008. The Management Contract does not become effective until approved by the Lottery Gaming Facility Review Board and the Kansas Racing and Gaming Commission. If selected by the Review Board, the approval may be completed between October and December 2008.

The Boot Hill Casino and Resort plan includes 800 slot machines, 20 table games, a 124-room luxury hotel, a spa, restaurants, and a 500 seat conference center/entertainment venue implemented in a phased approach. The estimated project cost is $92.9 million.

"The excitement continues to build as we progress through the State process. We are confident Butler National Service Corporation is the best applicant to manage a destination casino known as the Boot Hill Casino and Resort in the Southwest Gaming Zone. We believe Butler National is positioned to be the applicant selected by the Lottery Review Board," commented Clark D. Stewart, President and CEO.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker/Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

There is no assurance that Butler National will be awarded a contract to manage a state-owned facility for Kansas. Senate Bill 66 provides for a fairly complex applicant review and selection process. Butler National plans to use its best efforts to acquire rights to manage a gaming facility on behalf of the State of Kansas.

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

Reference Information:
The Lottery Commission forwarded ten signed contracts of developers seeking to become lottery gaming facility managers in Kansas to the Lottery Gaming Facility Review Board. Information about the contracts approved by the Lottery Commission is available on the Kansas Lottery internet site under the respective gaming zones at www.kslottery.net.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jim@jdcreativeoptions.com

Phone: (214) 498-7775 Phone: (913) 780-9595 Fax: (913) 780-5088 Phone: (830) 669-2466
For more information, please visit the Company web site: www.butlernational.com -End-